To:                  Directors and Officers

From:              Karen Haller and Josh Westerman

Date:              November 17, 2011

Subject:         Notice of Trading Black-out Period

This notice is to inform you of a “black-out period” pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934.   During the black-out period any director or officer of the Company is generally prohibited from, directly or indirectly, entering into any transaction with respect to the Company’s common stock (including any derivative securities) (“Company Securities”).

As you may know, Southwest Gas Corporation (the “Company”) is making changes to the Southwest Gas Corporation Employees’ Investment Plan (the “Plan”) to convert the Southwest Gas Stock Fund from a unitized fund to a real-time traded fund.  A black-out period will be imposed restricting all investments under and distributions from the Plan including investment in and distributions from the Southwest Gas Stock Fund.  The black-out period will begin as of 1:00 p.m., Pacific Time, on Friday, December 2, 2011, and is expected to end on or about Wednesday, December 7, 2011.  During the black-out period, Plan participants and beneficiaries will be unable to direct or diversify investments in their individual accounts, obtain a loan, make a withdrawal, or take other distributions involving Plan assets invested in the Southwest Gas Stock Fund.  Under Regulation BTR, the black-out period imposed on the Plan requires a corresponding black-out period for directors and officers with respect to Company Securities.

Specifically, during the black-out period, you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Company Securities, including exercising stock options, if you acquire or previously acquired such Company Security in connection with your service as a director or officer of the Company, subject to certain narrow exceptions.  This trading restriction includes indirect trading where you have a pecuniary interest in the transaction.  Accordingly, acquisitions and dispositions by family members, partnerships, corporations, or trusts where you have a pecuniary interest will be deemed a transaction by you.

Directors and Officers
November 17, 2011

There are limited exemptions to the restrictions of Section 306(a) and Regulation BTR for certain transactions in Company Securities.  Notable exemptions include: bona fide gifts; transactions involving Company Securities that were not acquired in connection with your service or employment as a director or officer (which you must be able to prove); automatic investments under the Company’s dividend reinvestment plan; and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that such Rule 10b5-1 plan was not entered into or modified during the black-out period and you were unaware of the actual or approximate beginning or ending dates of the black-out period at the time of the transaction.  Because these exemptions are narrow, proposed transactions should be discussed with the Company’s General Counsel, Karen Haller, before you or your family members take any action concerning Company equity securities during this period.

Please note that the trading restrictions implemented because of the black-out period are in addition to other trading restrictions under the Company’s insider trading policy.

During the black-out period, you may obtain information as to whether the black-out period has begun or ended by contacting Josh Westerman or Karen Haller.